RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            TRANSOCEAN OFFSHORE INC.



          FIRST: The name of the Corporation is Transocean Offshore Inc.

          SECOND: The address of the Corporation's registered office is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware, and the name of its registered agent thereat is The Corporation Trust Company.

          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law").

          FOURTH: (A) The total number of shares of all classes of stock which the Corporation shall have authority to issue is two hundred million (200,000,000) shares, consisting of fifty million (50,000,000) shares of Preferred Stock, par value $.10 per share ("Preferred Stock"), and one hundred fifty million (150,000,000) shares of Common Stock, par value $.01 per share ("Common Stock"). Simultaneously with the effectiveness of this Restated Certificate of Incorporation pursuant to Section 103 of the Delaware General Corporation Law, the 1,000 shares of Common Stock, par value $.25 per share, of the Corporation, which constitute all of the issued and outstanding capital stock of the Corporation ("Prior Common Stock"), shall, without further action on the part of the Corporation or the holder thereof, be automatically reclassified as and changed into 12,700,000 shares of Common Stock, and all such shares of Common Stock shall be fully paid and nonassessable, and each share of Prior Common Stock held in the treasury of the Corporation shall be cancelled and retired. Effective at such date and time, each certificate representing shares of Prior Common stock shall be deemed to represent the total number of shares of Common Stock into which the shares of Prior Common Stock so represented on the face of such certificate shall have been reclassified and changed pursuant to this Article FOURTH. As promptly as practicable thereafter, the Corporation, upon delivery and surrender of existing certificates representing shares of Prior Common Stock by the holder thereof, shall issue and deliver or cause to be delivered to such holder a certificate or certificates representing the number of shares of Common Stock into which the shares of Prior Common Stock so represented on the face of such certificate so delivered and surrendered shall have been reclassified and changed pursuant to this Article FOURTH.

                  (B) The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a certificate pursuant to the Delaware General Corporation Law (the "Preferred Stock Designation"), to establish by resolution or resolutions from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations

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or restrictions  thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote, without a vote of the holders of the Preferred Stock or any series thereof, unless a vote of any such holders is required pursuant to the Preferred Stock Designation(s) establishing the series of Preferred Stock.

                  (C) Each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters on which the holders of shares of Common Stock are entitled to vote. Subject to the provisions of applicable law and any Preferred Stock Designation providing for the issuance of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have and possess the exclusive right to notice of stockholders' meetings and the exclusive power to vote.

                  (D) Subject to all of the rights of the Preferred Stock, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends payable in cash, stock or otherwise. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock of each series shall have been paid in full the amounts to which they respectively shall be entitled, or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests, to the exclusion of the holders of the Preferred Stock.

          FIFTH: (A) The directors need not be elected by ballot unless so required by the By-Laws of the Corporation. Except as otherwise provided by any Preferred Stock Designation, the number of directors of the Corporation shall be fixed from time to time by or pursuant to the By-Laws of the Corporation.

                  (B) The directors of the Corporation, other than those who may be elected pursuant to any Preferred Stock Designation, shall be divided into three classes (Class I, Class II and Class III), with the term of office of one class expiring each year. The membership of each class initially shall be as set forth in a resolution adopted by the Board of Directors of the Corporation on or prior to the date that this Restated Certificate of Incorporation becomes effective under the Delaware General Corporation Law (the "Effective Date"). The initial term of Class I directors shall expire at the first annual meeting of stockholders following the Effective Date, the initial term of Class II directors shall expire at the second annual meeting of stockholders following the Effective Date and the initial term of Class III directors shall expire at the third annual meeting of stockholders following the Effective Date. At each annual meeting of stockholders, each class of directors whose term shall then expire shall be elected to hold office for a three year term and until the election and qualification of their respective successors in office.

                  (C) Subject to any Preferred Stock Designation, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation,

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removal from office or any other cause,  shall be filled  solely by the Board of
Directors, acting by not less than a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and not by the stockholders. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Any director elected to fill a newly created directorship or any vacancy on the Board of Directors resulting from death, resignation, removal or any other cause shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified. Directors shall continue in office until others are chosen and qualified in their stead.

                  (D) Any director or the entire Board of Directors of the Corporation may be removed from office only for cause and only by the affirmative vote of the holders of a majority of the shares of capital stock of the Corporation then entitled to vote in the election of such director or directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock from time to time outstanding shall have the right, voting separately as a class or classes, to elect one or more directors of the Corporation, the foregoing provisions of this paragraph shall not apply with respect to the director or directors elected by such holders of Preferred Stock. For purposes of this paragraph, "cause" shall be limited to (i) action by a director involving willful malfeasance, which conduct has a material adverse effect on the Corporation, or (ii) conviction of a director of a felony.

          SIXTH: In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors is expressly authorized to adopt, alter, amend, adopt any provision inconsistent with or repeal the By-Laws of the Corporation including, without limitation, By-Laws governing the conduct of, and the matters which may properly be brought before, meetings of the stockholders and By-Laws specifying the manner and extent to which prior notice shall be given of the submission of proposals to be submitted at any meeting of stockholders or of nominations of elections of directors to be held at any such meeting. Stockholders may adopt, alter, amend, adopt any provision inconsistent with or repeal the By-Laws of the Corporation only by an affirmative vote of 66 2/3% of the combined voting power of the then outstanding Voting Stock (as defined in Article EIGHTH).

          SEVENTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders or by the unanimous written consent of all stockholders entitled to vote on such action, but otherwise may not be effected by any consent in writing by such stockholders. Except as otherwise provided by any Preferred Stock Designation, special meetings of stockholders for any purpose or purposes shall be called solely by resolution of the Board of Directors, acting by not less than a majority of the entire board, and the power of stockholders to call a special meeting is specifically denied. No business shall be transacted and no corporate action shall be taken at a special meeting of stockholders other than that stated in the notice of such meeting.

          EIGHTH: For the purposes of this Certificate of Incorporation:

                  1. "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 (or any successor rule) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

                  2. A person shall be a "beneficial owner" of any Voting Stock:

                     (a) that such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

                     (b) that such person or any of its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise or (ii) the right to vote or to direct the voting thereof pursuant to any agreement, arrangement or understanding; or

                     (c) that is beneficially owned, directly or indirectly,  by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

                  3.  "person"   shall  mean  any   individual,   firm,   trust,
          partnership, association, corporation or other entity.

                  4. "Sonat" shall mean Sonat Inc., a Delaware corporation, and shall also include all successors to Sonat Inc. by way of merger, consolidation or sale of all or substantially all of its assets, and all subsidiary corporations and all partnerships, joint ventures, associations and other entities in which Sonat owns (directly or indirectly) fifty percent or more of the outstanding voting stock, voting power, partnership interests or similar ownership interests, but shall not include the Corporation and its subsidiaries.

                  5. "Subsidiary" shall mean any corporation of which a majority of any class of equity security (as defined in Rule 3a11-1 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, but excluding a class of security that is an "equity security" solely because it is convertible into, exercisable for or exchangeable for a security that is an "equity security") is owned, directly or indirectly, by the Corporation.

                  6. "Voting Stock" shall mean stock of all classes and series of the Corporation entitled to vote generally in the election of directors.

          NINTH: (A) In anticipation that (i) Sonat will be and will remain a substantial stockholder of the Corporation, (ii) the Corporation and Sonat may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, (iii) the Corporation and Sonat may enter into contracts or otherwise transact business with each other and that the Corporation may derive benefits therefrom and (iv) the Corporation may from time to time enter into contractual, corporate or business relations with one or more of its directors or one or more corporations, partnerships, associations or other organizations as to which one or more of its directors serve as directors or officers or have a financial interest (collectively, "Related Entities"), and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with Sonat (including service of officers and directors of Sonat as directors of the Corporation), the provisions of this Article NINTH are set forth to regulate and define the conduct of certain affairs, contractual relationships and other business relations of the Corporation as they may involve Sonat, Related
Entities and their respective officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith. The provisions of this Article NINTH are in addition to, and not in limitation of, the provisions of the Delaware General Corporation Law and the other provisions of this Restated Certificate of Incorporation. Any contract or business relation which does not comply with the procedures set forth in this Article NINTH shall not by reason thereof be deemed void or voidable or result in any breach of any fiduciary duty, but shall be governed by the provisions of this Restated Certificate of Incorporation, the By-Laws, the Delaware General Corporation Law and by law.

                  (B) Sonat shall have no duty to refrain from (i) engaging in the same or similar activities or lines of business as the Corporation, (ii) doing business with any customer of the Corporation, or (iii) employing or otherwise engaging any officer or employee of the Corporation, and neither Sonat nor any officer or director thereof (except as provided in Section (C) below) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of Sonat or of such person's participation therein. In the event that Sonat acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both Sonat and the Corporation, Sonat shall have no duty to communicate or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that Sonat pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation.

                  (C) In the event that a director or officer of the Corporation who is also a director or officer of Sonat acquires knowledge of a potential transaction or matter which may be a corporate opportunity for the Corporation and Sonat, such director or officer of the Corporation (a) shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such corporate opportunity, (b) shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that Sonat pursues or acquires such corporate opportunity for itself or directs such corporate opportunity to another person or does not communicate information regarding such corporate opportunity to the Corporation, (c) shall be deemed to have acted in good faith and in a manner such person reasonably believes to be in and not opposed to the best interests of the Corporation and (d) shall be deemed not to have breached his duty of loyalty to the Corporation or its stockholders and not to have derived an improper personal benefit therefrom, if such director or officer acts in a manner consistent with the following policy:

                      (i) a corporate  opportunity  offered to any person who is an officer of the Corporation, and who is also a director but not an officer of Sonat, shall belong to the Corporation unless such opportunity is expressly offered to such person in writing solely in his or her capacity as a director of Sonat, in which case such opportunity shall belong to Sonat; (ii) a corporate opportunity offered to any person who is a director but not an officer of the Corporation, and who is also a director or officer of Sonat, shall belong to the Corporation only if such opportunity is expressly offered to such person in writing solely in his or her capacity as a director of the Corporation, and otherwise shall belong to Sonat; and (iii) a corporate opportunity offered to any person who is an officer of both the Corporation and Sonat shall belong to Sonat unless such opportunity is expressly offered to such person in writing solely in his or her capacity as an officer of the Corporation, in which case such opportunity shall belong to the Corporation.

                  (D) If any contract, agreement, arrangement or transaction between the Corporation and Sonat involves a corporate opportunity and is approved in accordance with the procedures set forth in Section (E) of this Article NINTH, Sonat and its officers and directors shall also have fully satisfied and fulfilled their fiduciary duties to the Corporation and its stockholders with respect thereto under this Article NINTH. Any such contract, agreement, arrangement or transaction involving a corporate opportunity not so approved shall not by reason thereof result in any breach of any fiduciary duty, but shall be governed by the other provisions of this Article NINTH, this Restated Certificate of Incorporation, the By-Laws, the Delaware General Corporation Law and by law.

                  (E) No contract, agreement, arrangement or transaction between the Corporation and Sonat or between the Corporation and one or more of the directors or officers of the Corporation, Sonat or any Related Entity or between the Corporation and any Related Entity shall be void or voidable for the reason that Sonat, any Related Entity or one or more of the officers or directors of the Corporation, Sonat or any Related Entities are parties thereto, or because any such directors or officers are present at or participate in the meeting of the Board of Directors or committee thereof which authorizes the contract, agreement, arrangement or transaction, or because his, her or their votes are counted for such purpose, and Sonat, any Related Entity and such directors and officers (a) shall have fully satisfied and fulfilled their fiduciary duties to the Corporation and its stockholders with respect thereto, (b) shall not be liable to the Corporation or its stockholders for any breach of fiduciary duty by reason of any entering into, performance or consummation of any such contract, agreement, arrangement or transaction, (c) shall, in the case of officers and directors of the Corporation, be deemed to have acted in good faith and in a manner such person reasonably believes to be in and not opposed to the best interests of the Corporation and (d) shall, in the case of officers and directors of the Corporation, be deemed not to have breached their duties of loyalty to the Corporation and its stockholders and not to have derived an improper personal benefit therefrom, if:

                       (i) the material  facts  as to the  contract,  agreement,
                  arrangement or transaction are disclosed or are known to the Board of Directors or the committee thereof which authorizes the contract, agreement, arrangement or transaction, and the Board of Directors or such committee in good faith authorizes the contract, agreement, arrangement or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

                      (ii) the  material  facts as to the  contract,  agreement, arrangement or transaction are disclosed or are known to the holders of the Voting Stock, and the contract, agreement, arrangement or transaction is specifically approved by vote of the holders of a majority of the combined voting power of the then outstanding shares of Voting Stock, voting together as a single class, (other than any such Voting Stock owned by Sonat or a Related Entity, as the case may be).

                  (F) Directors of the Corporation who are also directors or officers of Sonat or any Related Entity may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract, agreement, arrangement or transaction.

                  (G) Any person purchasing or otherwise acquiring any interest in shares of the stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article NINTH.

                  (H) For purposes of this Article NINTH:

                       (i) A director of the Corporation  who is Chairman of the
                  Board  of  Directors  of  the  Corporation  or of a  committee thereof shall not be deemed to be an officer of the Corporation by reason of holding such position (without regard to whether such position is deemed an office of the Corporation under the By-Laws of the Corporation), unless such person is a full-time employee of the Corporation;

                      (ii) the  "Corporation"   shall   include  all  subsidiary
                  corporations and all partnerships, joint ventures, associations and other entities in which the Corporation owns (directly or indirectly) fifty percent or more of the outstanding voting stock, voting power, partnership interests or similar ownership interests; and any contract, agreement, arrangement or transaction with any such entity, or with any officer or director thereof, shall be deemed to be a contract, agreement, arrangement or transaction with the Corporation; and

                     (iii) "corporate  opportunities" shall include, but not  be limited to, business opportunities which the Corporation is financially able to undertake, which are, from their nature, in the line of the Corporation's business and are of practical advantage to it, which are ones in which the Corporation has an interest or a reasonable expectancy, and as to which by embracing the opportunity, the self-interest of Sonat or an officer or director of Sonat or the Corporation, as the case may be, will be brought into conflict with that of the Corporation.

                  (I) In addition to any requirements of law and any other provision of this Restated Certificate of Incorporation or any Preferred Stock Designation or the terms of any other securities of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Restated Certificate of Incorporation, or any Preferred Stock Designation or the terms of any other securities of the Corporation), the affirmative vote of the holders of 66-2/3% or more of the combined voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend or repeal, or adopt any provision inconsistent with, any provision of this Article NINTH. Neither the alteration, amendment or repeal of this Article NINTH, nor the adoption of any provision inconsistent with this Article NINTH, shall eliminate or reduce the effect of this Article NINTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article NINTH would accrue or arise, prior to such alteration, amendment, repeal or adoption.

          TENTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

          The Corporation shall indemnify to the fullest extent permitted by the laws of the State of Delaware as from time to time in effect any person who was or is a party or is threatened to be made a party to, or otherwise requires representation by counsel in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not an action by or in the right of the Corporation), by reason of the fact that he is or was a director or officer of the Corporation, or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. The right to indemnification conferred by this Article TENTH also shall include the right of such persons to be paid in advance by the Corporation for their expenses to the fullest extent permitted by the laws of the State of Delaware as from time to time in effect. The right to indemnification conferred on such persons by this Article TENTH shall be a contract right.

          Unless otherwise determined by the Board of Directors of the Corporation, the Corporation shall indemnify to the fullest extent permitted by the laws of the State of Delaware as from time to time in effect any person who was or is a party or is threatened to be made a party to, or otherwise requires representation by counsel in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not an action by or in the right of the Corporation), by reason of the fact that he is or was an employee (other than an officer) or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity.

          The rights and authority conferred in this Article TENTH shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation or the By-Laws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

          Neither the amendment nor repeal of this Article TENTH, nor the adoption of any provision of the Certificate of Incorporation or By-Laws or of any statute inconsistent with this Article TENTH, shall eliminate or reduce the effect of this Article TENTH in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

          ELEVENTH: Anything contained in this Certificate of Incorporation or the By-Laws of the Corporation or any provision of law that might otherwise permit a lesser vote to the contrary notwithstanding, the affirmative vote of the holders of a least 66 2/3% of the combined voting power of the then outstanding shares of Voting Stock of the Corporation shall be required to alter, amend, adopt any provision inconsistent with or repeal Article FIFTH, Article SIXTH, Article SEVENTH, Article EIGHTH, or this Article ELEVENTH of this Certificate of Incorporation.